UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

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                                   FORM 12b-25                SEC FILE NUMBER
                                                                000-28761
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                           NOTIFICATION OF LATE FILING         CUSIP NUMBER
                                                                 47008040
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(Check one):   |X| Form 10-K  |_| Form 20-F  |_| Form 11-K  |_| Form 10-Q
               |_| Form 10-D  |_| Form N-SAR  |_| Form N-CSR
               For Period Ended:  July 31, 2008
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               |_| Transition Report on Form 10-K
               |_| Transition Report on Form 20-F
               |_| Transition Report on Form 11-K
               |_| Transition Report on Form 10-Q
               |_| Transition Report on Form N-SAR
               For the Transition Period Ended: ________________________________

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  Read Instruction (on back page) Before Preparing Form. Please Print or Type.
    Nothing in this form shall be construed to imply that the Commission has verified any information contained herein.
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If the notification relates to a portion of the filing checked above, identify the Item(s) to which the notification relates:

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PART I -- REGISTRANT INFORMATION

JAG Media Holdings, Inc.
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Full Name of Registrant

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Former Name if Applicable

6865 S.W. 18th Street, Suite B-13
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Address of Principal Executive Office (Street and Number)

Boca Raton, Florida 33433
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City, State and Zip Code

PART II -- RULES 12b-25(b) AND (c)

If the subject report could not be filed without unreasonable effort or expense and the registrant seeks relief pursuant to Rule 12b-25(b), the following should be completed. (Check box if appropriate)

|X|   (a)   The reason  described in reasonable  detail in Part III of this form could not be eliminated without unreasonable effort or expense;
|X|   (b)   The subject annual report,  semi-annual report, transition report on
            Form 10-K,  Form  20-F,  Form 11-K,  Form  N-SAR or Form  N-CSR,  or
            portion thereof,  will be filed on or before the fifteenth  calendar day following  the  prescribed  due date;  or the subject  quarterly report or  transition  report on Form 10-Q or  subject  distribution report on Form 10-D, or portion thereof,  will be filed on or before the fifth calendar day following the prescribed due date; and
|_|   (c)   The  accountant's  statement  or  other  exhibit  required  by  Rule
            12b-25(c) has been attached if applicable.

PART III -- NARRATIVE

State below in reasonable detail why Forms 10-K, 20-F, 11-K, 10-Q, 10-D, N-SAR, N-CSR, or the transition report or portion thereof, could not be filed within the prescribed time period.

The registrant was not able to complete its annual report on Form 10-K for the year ended July 31, 2008 (the "Report") on a timely basis due to a delay in the preparation of the financial statements to be included in the report. The registrant anticipates filing the Report on or before November 13, 2008.

PART IV -- OTHER INFORMATION

(1) Name and telephone number of person to contact in regard to this notification

    Thomas J. Mazzarisi              (866)                 300-7401
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          (Name)                  (Area Code)         (Telephone Number)

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(2)   Have all other periodic  reports required under Section 13 or 15(d) of the
      Secturities Exchange Act of 1934 or Section 30 of the Investment Company Act of 1940 during the preceding 12 months or for such shorter period that the registrant was required to file such report(s) been filed? If answer
      is no, identify report(s).                                 Yes |X|  No |_|

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(3)   Is it  anticipated  that any  significant  change in results of operations from the corresponding period for the last fiscal year will be reflected by the earnings statements to be included in the subject report or portion thereof? Yes |_| No |X|

      If so, attach an explanation of the anticipated  change,  both narratively
      and  quantitatively,   and,  if  appropriate,  state  the  reasons  why  a
      reasonable estimate of the results cannot be made.

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                            JAG Media Holdings, Inc.
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                  (Name of Registrant as Specified in Charter)

has caused this notification to be signed on its behalf by the undersigned hereunto duly authorized.


Date  October 30, 2008                     By   /s/ Thomas J. Mazzarisi
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                                           Name:  Thomas J. Mazzarisi
                                           Title: Chairman of the Board,
                                                  Chief Executive Officer and
                                                  General Counsel



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                                    ATTENTION
   Intentional misstatements or omissions of fact constitute Federal Criminal
                        Violations (See 18 U.S.C. 1001).
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